EXHIBIT 10.2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 12, 2010 by and among ROBERT B. BZDICK and JOAN T. BZDICK, (each a “Seller”, and collectively, “Sellers”), residing at 935 Raccoon Run, Victor, New York 14564 and DOCUMENT SECURITY SYSTEMS, INC., a New York corporation with an office at 28 East Main Street, Suite 1525, Rochester, New York 14614 (“Buyer”).  Robert B. Bzdick is also joined as a party to this Agreement solely to accept the duties herein of “Sellers’ Agent” as set forth in Section 10.15, and in his individual capacity to the extent expressly provided herein.

WHEREAS, Sellers are the sole shareholders of PREMIER PACKAGING CORPORATION, a New York corporation (“PPC”); and

WHEREAS,  PPC is in the business of designing and manufacturing printed products (the “Business”); and

WHEREAS, Sellers desire to sell to Buyer all of the outstanding shares in PPC which consist of 265,000 shares of $1.00 par value common stock  (the “PPC Shares”), and Buyer desires to purchase the PPC Shares; and

WHEREAS, it is a material inducement to Buyer’s execution and delivery of this Agreement and the consummation of the transaction contemplated herein that each Seller shall have made the covenants and agreements as set forth in this Agreement including, without limitation, those contained in Articles IV and VI hereof.

NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties of the parties herein contained, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES

1.1         Shares to Be Sold.  On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell for the Purchase Price (as defined below), the PPC Shares.

ARTICLE II
PURCHASE PRICE

2.1         Purchase Price.  On and subject to the terms and conditions of this Agreement, at Closing, Buyer agrees to pay to Sellers the aggregate Purchase Price as follows:

(a)           Buyer shall pay to Sellers a cash payment in an amount equal to $2,000,000, subject to adjustment as follows: (1) less the amount, if any, by which the Target Working Capital exceeds the Estimated Net Working Capital by more than $107,717 or (2) plus the amount, if any, by which the Estimated Net Working Capital exceeds the Target Working Capital by more than $107,717, by immediately available funds through a wire transfer to an account or accounts specified by Sellers; and

(b)           Buyer shall deliver to Sellers (i) $1,500,000 by issuance of a stock certificate for the number of shares of Buyer common stock equal to $1,500,000, divided by the average closing price per share of Buyer common stock on the NYSE AMEX over the thirty (30) trading days for Buyer common stock ending on the second to last such trading day prior to Closing, and (ii) a stock certificate for 250,000 shares of Buyer common stock (collectively, the “Buyer Shares”).

2.2         Adjustments to the Purchase Price.  For purposes hereof the following terms shall have the meanings ascribed below:

“Estimated Net Working Capital” means the Net Working Capital, as set forth on the Estimated Working Capital Schedule.

“Estimated Working Capital Schedule” means the draft schedule of the Net Working Capital as of the Closing Date, prepared and delivered by Sellers at Closing.

“Final Working Capital Schedule” means the schedule of the Net Working Capital as of the Closing Date, which shall be in the same format as the Estimated Working Capital Schedule and will include a calculation of the Net Working Capital, as finally determined pursuant to Section 2.2(b), and the Working Capital Deficit or Working Capital Surplus, if any.

“Net Working Capital” means the current assets less the current liabilities of PPC as of the close of business on the Closing Date, prepared in accordance with PPC’s past custom and practice.

“Target Working Capital” means an amount equal to $1,077,168.

“Working Capital Deficit” means the amount, if any, by which the Net Working Capital reflected on the Final Working Capital Schedule is less than the Estimated Net Working Capital, taking into consideration any adjustment already made at Closing.

“Working Capital Surplus” means the amount, if any, by which the Net Working Capital reflected on the Final Working Capital Schedule is more than the Estimated Net Working Capital, taking into consideration any adjustment already made at Closing.

(a)             Buyer shall prepare and within thirty (30) days following Closing deliver to the Sellers’ Agent the Final Working Capital Schedule. Buyer shall provide Sellers’ Agent and his accounting and tax representatives, at Sellers’ sole cost and expense, with access to the books and records of PPC for purposes of validating the Final Working Capital Schedule.  In the absence of any objections from the Sellers’ Agent within thirty (30) days following delivery of such calculation, Buyer’s determination of the Final Working Capital Schedule shall be conclusive, final and binding on the parties for purposes of determining the Net Working Capital, Working Capital Surplus and Working Capital Deficit but shall not affect any of Sellers’ or Buyer’s rights under this Agreement, including without limitation under Article VIII.  If Sellers’ Agent objects to the Final Working Capital Schedule within thirty (30) days following receipt of such calculation from Buyer, Sellers’ Agent shall deliver a written dispute notice to Buyer which shall set forth the specific line items in dispute and provide the basis for such dispute in reasonable detail.  If, after ten (10) days from the date notice of a dispute is given hereunder, Sellers’ Agent and Buyer cannot agree on the resolution of all of the disputed items, the Final Working Capital Schedule shall be adjusted to the extent of any items that are not in dispute, and the items still in dispute shall be referred to a public accounting firm acceptable to both Sellers’ Agent and Buyer (the “Unrelated Accounting Firm”) to resolve the dispute, whose decision as to the issues in dispute shall be conclusive, final and binding upon Sellers and Buyer for purposes of this Agreement.  The Unrelated Accounting Firm shall address only those issues in dispute in accordance with the terms of this Section 2.2(a) and may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  Upon finalizing the Final Working Capital Schedule, either by agreement or by the Unrelated Accounting Firm, to the extent there is a Working Capital Surplus, Buyer will pay Sellers an amount equal to such Working Capital Surplus within fifteen (15) days of delivery of the Final Working Capital Schedule.  If such Working Capital Surplus is not paid within such fifteen (15) day period, then interest shall accrue and be due and payable from Buyer on the Working Capital Surplus from and including Closing through and including the date of payment at Prime Rate plus eight percent (8%) per annum.

(b)           To the extent there is a Working Capital Deficit, within fifteen (15) days following the delivery of the Final Working Capital Schedule, Sellers will pay to Buyer in cash (by wire transfer of immediately available funds to an account designated by Buyer) the amount of the Working Capital Deficit. If such amounts are not paid within such fifteen (15) day period, then interest shall accrue and be due and payable from Sellers on such amounts from and including Closing through and including the date of payment at Prime Rate plus eight percent (8%) per annum.

(c)           Any payments, distributions, or bonuses made after December 31, 2009 made to Sellers or officers outside the Ordinary Course of Business (as defined below), will at the time of closing be subject to a deduction of such amount from the Purchase Price. For purposes of this Agreement, “Ordinary Course of Business” means, when used with respect to any Person, the ordinary course of business of such Person, consistent with past custom and practice of such Person (including with respect to quantity and frequency).

ARTICLE III
CLOSING

3.1         Closing.

(a)           Time and Place.  The closing of the transactions contemplated by this Agreement (“Closing”) shall take place at the offices of Sellers, at 10:00 a.m., local time, on February ____, 2010 or on such other date and place as mutually agreed upon by Sellers and Buyer.  The date on which Closing takes place is herein called the “Closing Date”.

(b)           Share Certificates.  Subject to the terms of this Agreement, Sellers will deliver to Buyer at Closing, the share certificates evidencing the PPC Shares, duly endorsed in blank or accompanied by stock power executed in blank, and otherwise in proper form for transfer, against payment of the Purchase Price.

3.2         Sellers’ Deliveries.  At Closing, Sellers shall deliver or cause to be delivered to Buyer:
(a)           State and county UCC, Judgment and Lien Searches for PPC;

(b)           Certificate of Good Standing;

(c)           Copies of Certificate of Incorporation of PPC, duly certified by the New York State Department of State and its By-Laws, as amended to the Closing Date, and a Franchise Tax Search from New York State and each state in which PPC conducts business, indicating that no taxes or tax returns are past due; and

(d)           All other documents required by the terms of this Agreement to be delivered by Sellers to Buyer at Closing.

           3.3         Buyer’s Deliveries.  At Closing, Buyer will deliver to Sellers:

(a)           Two Million Dollars ($2,000,000) by wire transfer of immediately available funds to such account(s) as Sellers shall specify;

(b)           Stock certificates evidencing the Buyer Shares; and

(c)           All other documents required by the terms of this Agreement to be delivered by Buyer to Sellers at Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally hereby represent and warrant to Buyer, as of the date of this Agreement and as of the Closing Date, except as set forth in the schedules referenced herein (collectively, the “Disclosure Schedules”).  Disclosure made in a specific section or subsection of the Disclosure Schedules shall be deemed to have been disclosed with respect to any other section or subsection herein.

4.1           Title to Shares.  Sellers are the owners, beneficially and of record, of all the PPC Shares, free of any liens, encumbrances, security agreements, equities, options, claims, charges and restrictions.  Sellers have the right and authority to enter into this Agreement on the terms and conditions set forth in it, and have full power to transfer the legal and beneficial ownership of the PPC Shares to Buyer without giving notice to, making any filing with, or obtaining the consent or approval of any other person or Governmental Entity (as defined below).

4.2           Organization.  PPC is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as it is now being conducted.  PPC is duly qualified as a foreign corporation and is in good standing in each jurisdiction that requires such qualification.

4.3           Authority.  Neither the execution, delivery, nor performance of this Agreement by Sellers will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate, or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of PPC’s Certificate of Incorporation, By-Laws, or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, regulation, or any order, judgment or decree to which Sellers or PPC is a party or by which Sellers or PPC or its assets may be bound or affected, except, in the case of the foregoing, for violations, breaches or otherwise which could not reasonably be expected to have, individually or in the aggregate, any adverse effect on the validity or enforceability of this Agreement or a Material Adverse Effect.  This Agreement has been duly executed and delivered by Sellers, and constitutes the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms.  For purposes of this Agreement, the term “Material Adverse Effect” or “Material Adverse Change” means, with respect to any entity any occurrence, incident, action, failure to act, event, change or effect that is or could reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, results of operations, or prospects of such entity and its subsidiaries, taken as a whole, or to the enforcement of this Agreement and any agreement contemplated herein; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect (whether short-term or long-term) arising from or relating to (i) general business or economic conditions, including such conditions related to the business of PPC, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in United States generally accepted accounting principles, (v) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or (vi) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (b) any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow, or other data for any period or any change in such a forecast, (c) any existing event, occurrence, or circumstance with respect to which Buyer has knowledge as of the date hereof and (d) any adverse change in or effect on the business of PPC that could be cured by Buyer after Closing.

4.4           Capital Stock.  PPC is authorized to issue 300,000 shares of common stock, $1.00 par value per share, of which only the PPC Shares are outstanding and issued.  All of the PPC Shares are validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of PPC, or otherwise obligating PPC to issue any securities.  To Sellers’ knowledge, all of the issued and outstanding shares of PPC were issued in compliance with all requirements of all applicable federal and state securities laws, rules and regulations.

4.5           Approval.  To Sellers’ knowledge, except as set forth on Schedule 4.5 of the Disclosure Schedules, no material authorization, consent or approval of, or filing with, any public body, regulatory or governmental authority (a “Governmental Entity”) or any third party is necessary (i) for execution or delivery of this Agreement by Sellers or the consummation by Sellers of the transactions contemplated by this Agreement, or (ii) to prevent the termination of any material right, privilege, license or agreement of PPC, or to prevent any material loss to the business, operations, prospects or financial condition of PPC, by reason of the consummation of the transactions contemplated by this Agreement.

4.6           Absence of Changes or Events.  Except as set forth in Schedule 4.6 of the Disclosure Schedules, since December 31, 2009, PPC has conducted its business in the Ordinary Course of Business.  Without limiting the generality of the foregoing, since December 31, 2009, PPC has not:

(a)           incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due in excess of $50,000, outside the Ordinary Course of Business;

(b)           discharged or satisfied any lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than in the Ordinary Course of Business;

(c)           declared or made any payment of dividends or other distribution to any shareholder or upon or in respect of the PPC Shares other than in the Ordinary Course of Business and any payments that were accrued on the Financial Statements prior to December 31, 2009;

(d)           mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible other than in the Ordinary Course of Business;

(e)           sold, transferred, leased to others or otherwise disposed of any of its assets, except for inventory sold in the Ordinary Course of Business, or canceled or compromised any material debt or claim of a substantial value, or waived or released any right of a substantial value;

(f)           received any notice of termination of any material contract, lease or other agreement or suffered any substantial damage, destruction or loss (whether of not covered by insurance) which, in any case or in the aggregate, has had a Material Adverse Effect;

(g)           except in the Ordinary Course of Business, made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any employee, salesman, distributor or agent;

(h)           issued or sold any shares or other securities, or issued, granted or sold any options, rights or warrants with respect thereto, or acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation;

(i)           made or committed to any capital expenditures or capital additions or betterments in excess of an aggregate of $5,000;

(j)           engaged in any transaction not in the Ordinary Course of Business with any stockholder, director, officer, employee, salesman, distributor or agent of PPC or made any loans or advances to any director, officer, employee, salesman, distributor or agent thereof;

(k)           changed its banking or safe deposit arrangements;

(l)           suffered any material adverse change in its business, condition (financial or otherwise), assets, results of operation or prospects; or

(m)            entered into any agreement or made any commitment to take any of the foregoing.

4.7           Taxes.  PPC has filed all tax returns for all Governmental Entities required to be filed by it and has paid, or made provision for payment of, all taxes required to be paid by it to the extent such taxes have become due.  All liabilities for unpaid federal, state and local taxes accrued on a tax basis in accordance with PPC’s past practice are reflected on the books of PPC and the Financial Statements.  Except as set forth on Schedule 4.7 of the Disclosure Schedules, (i) no deficiency for any taxes has been proposed, asserted or assessed, in writing, with respect to PPC, and to the Sellers’ knowledge there is no basis for any such deficiencies and no requests for waivers of the time to assess any such taxes are pending, and (ii) no examination of the tax returns of PPC is currently in progress. For the purposes of this Agreement, the term “tax” shall include all federal, state, local and foreign income, property, sales, use, franchise, value added, employees’ income withholding, social security, excise and all other taxes of any nature whatsoever. PPC is not a “consenting corporation” within the meaning of Section 341 (f)(1) of the Internal Revenue Code of 1986, as amended.  PPC has withheld or collected and paid to the proper governmental body  all taxes required to be withheld, collected or paid by it.  In the last three (3) years, no claim has been made in writing by any Governmental Entity in a jurisdiction where PPC does not file tax returns that it is or could be subject to taxation by that jurisdiction, nor to Sellers’ knowledge is there any reasonable basis for such a claim.

4.8           Title to Properties.  PPC has valid leases or good and marketable title to all material properties and assets it owns or uses in the Business or purports to own, free and clear of any Encumbrances except, with respect to all such assets, the following Encumbrances (collectively, “Permitted Encumbrances”):  (a) Encumbrances securing debt reflected as liabilities in the Financial Statements, which Encumbrances are listed in Schedule 4.8 of the Disclosure Schedules; (b) mechanics’, carriers’, workers’, repairmen’s, statutory or common law liens being contested in good faith and by appropriate proceedings, whether or not listed in Schedule 4.8 of the Disclosure Schedules; (c) obligations for current taxes not yet due and payable which have been fully reserved against, or which, if due, are being contested in good faith and by appropriate proceedings, which contested liens are listed in Schedule 4.8 of the Disclosure Schedules; (d) such imperfections of title, easements and Encumbrances, if any, against the Leased Real Property as are set forth in the Leases or which are not, individually or in the aggregate, substantial in character, amount or extent, and do not, individually or in the aggregate, materially interfere with the present use of the Leased Real Property or otherwise have an Material Adverse Effect; and (e) those additional Encumbrances listed in Schedule 4.8 of the Disclosure Schedules.

4.9           Leased Real Property.  PPC does not own any real property and, instead, leases real property as a tenant.  Schedule 4.9 of the Disclosure Schedules is a true, correct and complete list of all real property leased, operated or used by PPC  (collectively, the “Leased Real Property”).  PPC has delivered to Buyer a true and complete copy of each of the leases for the Leased Real Property.

4.10           Schedules.  Attached as Schedule 4.10 of the Disclosure Schedules are separate schedules, each containing an accurate and complete list of each of the following:

(a)           Personal Property.  Schedule 4.10(a) of the Disclosure Schedule lists all machinery, tools, equipment, motor vehicles, and other tangible personal property (other than inventory and supplies), owned, leased or used by PPC except for (i) items having a value of less than $5,000.00 or (ii) items which (in the case of any item leased) payments to the owner thereof do not exceed $10,000.00 per annum.  Except as otherwise set forth on Schedule 4.10(a) of the Disclosure Schedules, all tangible personal property owned, leased or used by PPC is in a good state of repair and operating condition (ordinary wear and tear excepted).  The assets owned and leased by PPC constitute all the material assets used in connection with the business of PPC.

(b)           Trademarks, Names, Etc.  Schedule 4.10(b) of the Disclosure Schedule lists all material trademarks, trademark registrations, and applications therefore, service marks, service names, trade names, copyrights and copyright registrations, and applications therefore, patents, and applications therefore wholly or partially owned or held by PPC or used in the operation of the Business and all names under which PPC does business.

(c)           Insurance.  Schedule 4.10(c) of the Disclosure Schedule lists all fire, theft, casualty, liability and other insurance policies insuring PPC.

(d)           Sales Agreements, Etc.  Schedule 4.10(d) of the Disclosure Schedule lists all material sales representative agreements or franchises or agreements which are not cancelable by six months’ (or less) notice providing for the services of an independent contractor to which PPC is a party or by which it is bound.

(e)           Trademark Contracts, Etc.  Schedule 4.10(e) of the Disclosure Schedule lists all material contracts, agreements, commitments or licenses relating to patents, trademarks, trade names, copyrights, inventions, processes, know-how, formulae or trade secrets to which PPC is a party or by which it is bound.

(f)           Financing Documents.  Schedule 4.10(f) of the Disclosure Schedule lists all material loan agreements, indentures, mortgages, pledges, security agreements,  guaranties,  or leases to which PPC is a party or by which it is bound.

(g)           Securities Agreements.  Schedule 4.10(g) of the Disclosure Schedule lists all contracts, agreements and commitments, in respect of the issuance, sale or transfer of the capital stock, bonds or other securities of PPC or by which PPC would acquire the securities of any other corporations.

(h)           Material Agreements.  Schedule 4.10(h) of the Disclosure Schedule lists the following contracts and agreements to which PPC is a party which are or contain provisions relating to any of the following (hereinafter referred to individually as a “Material Agreement” and collectively as the “Material Agreements”):

(1)           any contracts which are leases of personal property to or from any Person involving the expenditure of more than $50,000 per year or which are not cancelable without material penalty, cost or expense upon advance notice of ninety (90) days or less;

(2)           any contract (or group of related contracts) for the purchase or sale of products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, reasonably expected to result in a loss to PPC, or involve consideration in excess of $50,000 per annum;

(3) any contract (or group of related contracts) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed Encumbrances on any of its assets, tangible or intangible;

(4)           collective bargaining agreements or other contracts to or with any labor unions or other employee representatives, groups of employees, works councils or the like;

(5)           employment contracts or other contracts to or with individual current or prospective employees, consultants or agents (other than contracts with PPC’s attorneys, accountants or advertising agencies that are cancelable without material penalty, cost or expense upon advance notice of ninety (90) days or less);

(6)           any contract concerning a bonus, profit sharing, incentive, deferred compensation, severance, or change in control (exclusive of generally applicable severance policy) or other material plan or arrangement for the benefit of any of PPC’s managers, directors, officers or employees; and

(7)           contracts to borrow funds, except for trade payables incurred in the Ordinary Course of Business.

(8)           PPC has delivered to Buyer a correct and complete copy of each contract or other agreement (as amended to date) listed in Schedule 4.10 of the Disclosure Schedule.

(i)           Directors and Officers; Bank Accounts; Powers of Attorney.  Schedule 4.10(i) of the Disclosure Schedule lists the names of all of the directors and officers of PPC and the name of each bank in which PPC has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

(j)           Salaries.  Schedule 4.10(j) of the Disclosure Schedule lists the names and current annual salary rates of all current employees of PPC, showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for PPC’s most recent full fiscal year.

4.11           Litigation.  Except as set forth on Schedule 4.11, there is no action, suit, claim, arbitration, governmental investigation or other legal or administrative proceeding nor any order, decree or judgment in progress, pending or in effect, or to the best of Sellers’ knowledge, threatened against or affecting the Sellers or PPC, its officers, directors, employees, its properties, assets or business.

4.12           Permits, Licenses, Etc.  PPC has all material permits, licenses and other governmental authorizations (“Permits”) which are necessary to the operation of its business.  To the Sellers’ knowledge, the business of PPC has not and is not being conducted in material violation of any applicable law, ordinance, rule, regulation, decree or order of any court or Government Entity.

4.13           Compliance with Laws.  To Sellers’ knowledge, the Business is being, and since January 1, 2006 has been, conducted in all material respects in compliance with all applicable laws, except for such violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No investigation or review by any Governmental Entity with respect to PPC is pending or, to Sellers’ knowledge is threatened nor has any Governmental Entity indicated an intention to conduct the same.

4.14            Environmental Matters.

(a)           All of the Permits required under Environmental Laws for the operation of the Business have been obtained and maintained in effect in good standing.  No material change in the facts or circumstances reported or assumed in the applications for such Permits exists. Sellers and PPC are in material compliance, and at all times has materially complied, with all Environmental Laws applicable to the operations associated with the Business, and the Leased Real Property and with all of the Permits. Sellers and PPC are not aware of any material violation with respect to any of the Permits, which violations are outstanding or uncured as of the date hereof, and no proceeding is pending, or to Sellers’ and PPC’s knowledge, threatened, to revoke or limit any of the Permits.

(b)           To the Sellers’ Knowledge, Sellers and PPC have not performed or suffered any act which could give rise to, or has otherwise incurred, liability to any Person, including itself, under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”) or any of the Environmental Laws, nor does Sellers and PPC have notice of any such liability or any claim therefor or submitted notice pursuant to Section 103 of CERCLA to any Governmental Authority nor provided information in response to a request for information pursuant to Section 104(e) of CERCLA or any analogous state or local information gathering authority.

(c)           To the Sellers’ Knowledge, no Hazardous Substances has been Released (as that term is defined under CERCLA), on, at, or beneath the Leased Real Property or any surface waters or ground-waters thereon or thereunder in excess of the levels prescribed or permitted under Environmental Laws.

(d)           To the Sellers’ Knowledge, there have been and are no aboveground or underground storage tanks, polychlorinated biphenyls or asbestos-containing materials located at or within the Leased Real Property.

(e)           None of the Leased Real Property is identified or, to the Sellers’ Knowledge,  proposed for listing on the National Priorities List under 40 C.F.R. § 300 Appendix B, the Comprehensive Environmental Response Compensation and Liability Inventory System (“CERCLIS”) or any analogous list of any Government Authority and Sellers are not aware of any conditions on such properties which, if known to a Governmental Authority, would qualify such properties for inclusion on any such list.

(f)           None of the Leased Real Property, or any current or previous business operations conducted by Sellers and PPC, is the subject of any pending or, to the Sellers’ Knowledge, threatened investigation or judicial or administrative proceeding, notice, decree or settlement respecting any actual, potential or alleged violation of any Environmental Law, or any Releases (as that term is defined under CERCLA) of Hazardous Substances into any surface water, ground water, drinking water supply, soil, land surface or subsurface strata, or ambient air (the “Environment”). Sellers and PPC have not received from any Governmental Authority, or other Person, any request for information indicating that Sellers and PPC are the subject of an investigation under Environmental Laws, notice of any potential or alleged violations of any Environmental Laws or of any proposed order under any Environmental Laws or any order or proposed order requiring any of such parties to prepare studies, action plans, or clean-up strategies concerning the Leased Real Property.  Sellers and PPC have not received notice of any inquiry or investigation by any Person concerning matters regulated by Environmental Laws.

(g)           Sellers and PPC have not reported any violation of any applicable Environmental Laws to any Governmental Authority.  To the Sellers’ Knowledge, no Releases have occurred on any of the Real Property which would require reporting to any Governmental Authority under any Environmental Laws.

(h)           Sellers and PPC have not sent, transported, or directly arranged for the transport of any Hazardous Substances, whether generated by Sellers and PPC or another Person, to any site listed on the National Priorities List or proposed for listing on the National Priorities List or to a site included on the CERCLIS list or any analogous state list of sites.

“Hazardous Substances” means and includes any flammable explosives, radioactive materials or hazardous, toxic or dangerous wastes, substances or related materials or any other chemicals, materials or substances, exposure to which is prohibited, limited or regulated by any federal, state, county, regional or local authority including, but not limited to, asbestos, PCBs, petroleum products and by-products (including, but not limited to, crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), substances defined or listed as “hazardous substances”, “hazardous materials”, ‘‘hazardous wastes”, “toxic substances”, “hazardous air pollutants” or ‘‘waste’’ or similarly identified in, pursuant to, or for purposes of, any Environmental Laws applicable to the operations of the Business and the Leased Real Property.

“Environmental Laws” means all federal, state and local environmental, health or safety laws, ordinances, regulations, rules of common law or published policies regulating Hazardous Substances, including, without limitation, those governing the generation, use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal of Hazardous Substances, to the extent such laws, ordinances, regulations, rules and policies may be in effect from time to time and be applicable to the operations of the Business and the Leased Real Property, and with all associated permits, including, without limitation; the Comprehensive Environmental Response, Compensation, and Liability Act, as now in effect (42 U.S.C. Section 9601, et seq.); the Hazardous Materials Transportation Act, as now in effect amended (49 U.S.C. Section 1801, et seq.); the Resource Conservation and Recovery Act, as now in effect (42 U.S.C. Section 6901, et seq.); (15 U.S.C. Section 2601 et seq.); the Clean Water Act, as now in effect (33 U.S.C. Section 1251 et seq.); the Clean Air Act, as now or hereafter amended (42 U.S.C. Section 7901 et seq.).

            4.15                      Labor Controversies.  There are not any controversies or, to the knowledge of Sellers, any basis or grounds therefore between PPC and any employees which might reasonably be expected to materially adversely affect the conduct of the business of PPC, and there are not any unresolved labor union grievances or unfair labor practice charges or labor arbitration proceedings pending or threatened related to the PPC or any known basis or grounds therefore. To the knowledge of the Sellers, there are not any organizational efforts presently being made or threatened involving any of the PPC’s employees.  Neither PPC nor Sellers have received notice of any claim, nor, to the knowledge of the Sellers, is there any basis or grounds for any claim, that PPC has not complied with any laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, the proper classification of workers as employees or independent contractors, employment discrimination, sexual harassment, and employment safety, or that it is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

           4.16           Employee Benefit Plans.

(a)           The following terms shall have the definitions set forth for purposes of this Section 4.16:

“Benefit Arrangement” means any plan, agreement, arrangement or practice providing for insurance coverage (including any self-insured plan, agreement, arrangement or practice), supplemental unemployment benefits, deferred compensation, bonuses, stock options, stock purchases, “parachute payments” (within the meaning of section 280G of the Code), or other form of incentive or post-employment compensation or benefits, which (1) is not a Pension Plan or Welfare Plan, and (2) covers or may provide benefits to any employee or prior employee of PPC or any ERISA Affiliate.

“Code” means the Internal Revenue Code of 1986, as amended.

“ERISA Affiliate” means any entity with which PPC is a member of any group of entities within the meaning of sections 414(b), (c), (m) or (o) of the Code.

“Defined Benefit Pension Plan” means a Pension Plan that is not an “individual account plan” as defined in section 3(34) of ERISA, which covers or may provide benefits to any employee or prior employee of PPC or any ERISA Affiliate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Pension Plan” means any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA, including a profit sharing plan, 401(k) plan, stock bonus plan, employee stock ownership plan, and any other “individual account plan” as defined in section 3(34) of ERISA, which covers or may provide benefits to any employee or prior employee of PPC or any ERISA Affiliate.

“Welfare Plan” means any “employee welfare benefit plan,” as such term is defined in section 3(1) of ERISA, which covers or may provide benefits to any employee or prior employee of PPC or any ERISA Affiliate.

(b)           To the Sellers’ Knowledge, neither PPC nor any ERISA Affiliate has ever contributed to or been obligated to contribute to, and none of its employees have ever been covered under: a “voluntary employee benefits association” (within the meaning of section 501(c)(9) of the Code), providing for Welfare Plan benefits; a “multiemployer plan” as defined in section 3(37)(A) of ERISA; a Defined Benefit Pension Plan; or any other Pension Plan subject to the minimum funding requirements of section 412 of the Code.  To the Sellers’ Knowledge, except for the Pension Plan(s), Welfare Plan(s) and Benefit Arrangement(s) identified in Section 4.16, neither PPC nor any ERISA Affiliate has ever maintained, administered or contributed to any Pension Plan, Welfare Plan or Benefit Arrangement within the past six (6) years.

(c)           To the Sellers’ Knowledge, each Pension Plan, Welfare Plan and Benefit Arrangement (as defined in this Section 4.16) has been administered in full compliance with all applicable provisions of ERISA, the Code, other applicable laws, orders, rules and regulations, the terms and provisions of such Pension Plan, Welfare Plan or Benefit Arrangement, and all amendments thereto, except to the extent that failure to do so would not be expected to have a Material Adverse Effect.

(d)           To the Sellers’ Knowledge, except with respect to group health plan continuation coverage required under section 601 of ERISA and section 4980B of the Code, none of the terms of any Welfare Plan or Benefit Arrangement described in Section 4.16 require such Welfare Plan or Benefit Arrangement, or PPC or any ERISA Affiliate, to provide or pay the cost of any benefits to any individuals after retirement or other termination of his employment with PPC or such ERISA Affiliate.

(e)           To the Sellers’ Knowledge, each Welfare Plan described in Section 4.16 which is (or is in part) a “group health plan” within the meaning of section 607 of ERISA has fully complied in each and every instance with the provisions of section 601 of ERISA and section 4980B of the Code, relating to continuation coverage requirements, except to the extent that failure to do so would not be expected to have a Material Adverse Effect.  Each such Welfare Plan which is intended to meet the requirements for tax favored treatment under subchapter B of chapter 1 of the Code meets such requirements and there is no disqualified benefit (as defined in Section 4976(b) of the Code) which would give rise to any material tax liability under section 4976 of the Code.

(f)           To the Sellers’ Knowledge, no provision of any Pension Plan, Welfare Plan or Benefit Arrangement identified in Section 4.16 or any amendment thereto, would result in any limitation on the sponsoring employer’s right to terminate such Pension Plan, Welfare Plan or Benefit Arrangement.

(g)           PPC has received a favorable Internal Revenue Service determination letter, or an opinion letter in which it is entitled to rely, with respect to the qualified status of each Pension Plan identified in Section 4.16 under section 401(a) of the Code, as amended to comply with all federal requirements now in effect, and, to the Sellers’ Knowledge, there has been no occurrence, whether by action or inaction, which could adversely affect the qualified status of any such Pension Plan.

(h)           No Pension Plan, Welfare Plan or Benefit Arrangement described in Section 4.16, nor any trust created thereunder, now holds or within the past six (6) years has held as assets any stock or other securities issued by PPC or any ERISA Affiliate.  To the Sellers’ Knowledge, no Pension Plan, Welfare Plan or Benefit Arrangement described in Section 4.16, nor any trust created thereunder, nor any trustee, administrator or fiduciary thereof, has engaged in a material fiduciary breach within the meaning of section 404 of ERISA, a material non-exempt “prohibited transaction” within the meaning of section 406 of ERISA or section 4975 of the Code, or any other transaction that could give rise to any liability or penalty under section 502 of ERISA.  To the Sellers’ Knowledge, no event has occurred and no condition exists with respect to any Pension Plan, Welfare Plan or Benefit Arrangement identified in Section 4.16 that could give rise to any material tax or liability under section 4972, 4977, 4979, 4980B or 6652 of the Code.

(i)           All insurance premiums, contributions and payments accrued under each Pension Plan, Welfare Plan and Benefit Arrangement identified in Section 4.16, determined in accordance with prior funding and accrual practices, as adjusted to include proportional insurance premiums, contribution and payment accruals for the period from the date of this agreement to the Closing Date, will be discharged and paid on or prior to the Closing Date, except to the extent that any such premiums, contributions or payment accrual is identified in Section 4.16.

(j)           To the Sellers’ Knowledge, all forms, reports and documents which have been required to be filed with the Internal Revenue Service, the United States Department of Labor, and/or distributed to participants, with respect to each Pension Plan, Welfare Plan and Benefit Arrangement identified in Section 4.16, including complete annual reports (Form 5500), summary annual reports and summary plan descriptions, have been timely filed and/or distributed, as the case may be, except to the extent that failure to do so would not be expected to have a Material Adverse Effect.  PPC has heretofore furnished to Buyer a complete copy of (i) the most recent determination letter or opinion letter issued by the Internal Revenue Service with respect to each Pension Plan identified in Section 4.16 and any outstanding application for a determination, (ii) the Plan, trust documents, amendments thereto and summary plan description relating to each Pension Plan and Welfare Plan identified in Section 4.16, (iii) the three most recent annual reports  (to the extent such reports are required by law) for each Pension Plan and Welfare Plan described in Section 4.16, and (iv) all material documents relating to each Benefit Arrangement described in Section 4.16.  To the Sellers’ Knowledge, all financial statements provided by PPC and containing footnotes reflect all Pension Plan, Welfare Plan and Benefit Arrangement liabilities in accordance with generally accepted accounting principles, methods and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board or of such other entity as may be approved by a significant segment of the accounting profession, which are consistently maintained and applied throughout the periods referenced.

(k)           To the Sellers’ Knowledge, there is no material action, suit, investigation, arbitration or other proceeding pending, or threatened against, or affecting any Pension Plan, Welfare Plan or Benefit Arrangement described in Section 4.16, any fiduciary thereof or assets of any trust, insurance or annuity contract thereunder, at law or in equity, by or before any court, government department, commission, agency, instrumentality or arbitrator.  To the Sellers’ Knowledge, there is presently no material outstanding judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against or affecting any such Pension Plan, Welfare Plan or Benefit Arrangement, any fiduciary thereof or assets of any trust, insurance or annuity contract thereunder.

4.17           Patents, Trademarks, Etc. To the best of Sellers’ knowledge, PPC is not infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, patents, patent rights, licenses or trade secrets owned by any other person or persons, and there is no claim or action by any such other person pending or, to the knowledge of the Sellers, threatened, with respect thereto.

4.18           Certificate of Incorporation and By-Laws.  PPC has delivered to Buyer, complete and correct copies of the Certificate of Incorporation and the By-Laws of PPC, as amended to the date hereof.

4.19           Transactions with Certain Persons.  Except as set forth on Schedule 4.19 of the Disclosure Schedules, during the past three (3) years PPC has not directly or indirectly, purchased, leased from others or otherwise acquired any property or obtained any services from, or sold, leased to others or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of PPC), in the Ordinary Course of Business or otherwise (i) any person, firm or corporation which has within the last three (3) years, directly or indirectly, alone or together with others, controlled, been controlled by or been under common control with PPC; (ii) officers and directors of PPC; (iii) any nominee for election as officer of PPC; or (iv) any member of the immediate family of any of the forgoing persons.

4.20           Absence of Undisclosed Liabilities.  Except as and to the extent reflected or reserved against in the Financial Statements (including the notes thereto) or as set forth on Schedule 4.20, (a) PPC has not had, as of the date hereof, any material liabilities or accrued expenses, whether accrued, absolute, contingent or otherwise, of a kind or character that would be required to be reflected in the consolidated balance sheet of PPC as of December 31, 2009; (b) since December 31, 2009, except for trade payables and accrued expenses incurred in the Ordinary Course of Business, PPC has not incurred any such liabilities.

4.21           No Guarantees.  Except as set forth at Schedule 4.21, none of the obligations or liabilities of PPC are guaranteed by any other person, firm or corporation, nor has PPC guaranteed the obligations or liabilities of any other person, firm or corporation except for endorsements on instruments made in the Ordinary Course of Business.

4.22           Inventories.  Except as set forth in Schedule 4.22, the items of inventory and related supplies (including raw materials, work in process and finished products) reflected on the Financial Statements or thereafter acquired or generated by PPC (and not subsequently disposed of in the Ordinary Course of Business), PPC’s inventories consist of a quantity and quality historically useable or saleable in the Ordinary Course of Business.

4.23           Receivables.  All notes receivable and accounts receivable of PPC are reflected properly on their books and records, are valid receivables, and are collectible.

4.24           Minute Books. The minute books, stock certificate books and stock transfer ledgers of PPC are complete and correct in all material respects. The minute books contain accurate records of the proceedings of all actions formally taken by the shareholders and the board of directors of PPC.

4.25           Absence of Certain Business Practices.  To Sellers’ knowledge, neither PPC nor any of its officers, employees or agents, has directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of PPC (or assisted in connection with any actual or proposed transaction) which, in any material respect, (i) might subject PPC to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had an adverse effect on the assets or business or operations of PPC as reflected in the Financial Statements, or (iii) if not continued in the future, might adversely affect the assets, business operations or prospects of PPC.

4.26           Financial Statements. Schedule 4.26 of the Disclosure Schedules provides copies of the unaudited statements of assets, liabilities and stockholders’ equity, statements of revenue, expenses and retained earnings and statements of cash flows for PPC for the years ended December 31, 2009 and 2008 (the “Financial Statements”).  The Financial Statements (including the notes thereto) are complete and accurate in all material respects and have been prepared on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of PPC as of such dates and the results of operations and cash flows of PPC for such periods, are correct and complete in all material respects.

4.27            Securities Matters.

(a)           Sellers have acquired sufficient information about Buyer to reach an informed and knowledgeable decision to acquire the Buyer Stock.  Sellers have had the opportunity to ask questions of, and receive answers from, representatives of Buyer concerning Buyer and has obtained from Buyer any information requested.  All questions raised by Sellers concerning  Buyer have been answered to the satisfaction of  Sellers.  Sellers’ decision to acquire the Buyer Stock is based on Sellers’ own evaluation of the risks and merits of such purchase.

(b)           Sellers are acquiring the Buyer Stock for their own account for investment purposes only and not as a nominee or agent and not with a view to, or in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(c)           Sellers understand that the Buyer Stock has not been registered under the Securities Act or any applicable state security law in reliance upon specific exemptions therefrom, which exemptions depend upon, among other things, upon the bona fide nature of Sellers’ investment intent as expressed herein.  Sellers further understands that the Buyer Stock must be held indefinitely unless subsequently registered or qualified under the Securities Act and such laws or unless exemptions from such registration and qualification are otherwise available.

(d)           Each Seller is an “accredited investor” as defined in Rule 501 of Regulation D under the Act.

4.28           Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article IV, Sellers make no representation or warranty, express or implied, at law or in equity, with respect to any of its assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Without limiting the generality of the foregoing, Sellers make no representation or warranty regarding any matter unless specifically set forth herein and none shall be implied at law or in equity.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers, as of the date of this Agreement and as of the Closing Date, as follows:

5.1           Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as it is now being conducted.

5.2           Authority.  Neither the execution, delivery, nor performance of this Agreement by Buyer will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate, or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Buyer’s Certificate of Incorporation, By-Laws, or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, regulation, or any order, judgment or decree to which Buyer is a party or by which Buyer or its assets may be bound or affected.  This Agreement has been duly executed and delivered by Buyer, and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.3           SEC Filings; Financial Statements.  Buyer has furnished or made available to Sellers a correct and complete copy of Buyer’s Annual Report on Form 10-K filed with the SEC with respect to the fiscal year ended December 31, 2009, and each Quarterly Report on Form 10-Q, Current Report on Form 8-K, other report, schedule, registration statement, and definitive proxy statement filed by Buyer with the SEC on or after the date of filing of the Form 10-K which are all the documents (other than preliminary material) that Buyer was required to file (or otherwise did file) with the SEC in accordance with Sections 13, 14 and 15(d) of the Exchange Act on or after the date of filing with the SEC of the Form 10-K (collectively, the “Buyer SEC Documents”).  As of their respective filings dates, or in the case of registration statements, their respective effective times, none of the Buyer SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Buyer SEC Documents complied when filed, or in the case of registration statements, as of their respective effective times, in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder.  Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Documents was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Buyer and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse).

5.4           Investment.  The Buyer is not acquiring the PPC Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

5.5           Buyer Shares. The Buyer Shares and additional Buyer common stock provided hereunder, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all rights of first refusal, preemptive rights and Encumbrances other than resale restrictions under applicable securities laws.

5.6           Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article V, Buyer makes no representation or warranty, express or implied, at law or in equity, with respect to any of its assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Without limiting the generality of the foregoing, Buyer make no representation or warranty regarding any matter unless specifically set forth herein and none shall be implied at law or in equity.

ARTICLE VI
MUTUAL COVENANTS AND AGREEMENTS OF THE PARTIES

6.1           Expenses. Whether or not the transactions contemplated herein are consummated, Buyer will bear its own legal or other expenses (including disbursements) incurred in connection with this Agreement or any transactions contemplated by this Agreement, and Sellers will bear their and PPC’s own legal or other expenses (including disbursements), incurred by them or it in connection with this Agreement or any transaction contemplated by this Agreement.  Notwithstanding any provision herein to the contrary, PPC will bear its own accounting expenses incurred by it in connection with this Agreement, provided that the accounting expenses are not incurred for the benefit of Sellers.

6.2           Public Announcements.  Prior to the Closing Date, the parties will advise and confer with each other prior to the issuance of any reports, statements or releases (including reports, statements or releases to its respective employees) pertaining to this Agreement and any transaction contemplated by this Agreement.  Nothing contained herein, however, shall prohibit any party from making any public statement required to be made by such party as a matter of law, provided that any such statement is provided to other party for review in advance of any disclosure or filing.

6.3           Further Assurances.  Each party hereby agrees to execute and deliver such instruments and take such other actions as any other party may reasonably require in order to carry out the intent of this Agreement.

6.4           Financial Statements.  Within sixty (60) days of the Closing, the Sellers shall make good faith efforts to cause PPC’s current accounting firm to prepare and deliver audited financial statements of PPC for the calendar years ending December 31, 2008 and 2009. Buyer shall reimburse Sellers for any and all costs incurred by Sellers in connection with the preparation of such financial statements.

6.5           Confidentiality; Restrictive Covenants.

(a)           The parties acknowledge that the value of confidential information developed by PPC is attributable substantially to the fact that such information is maintained by PPC in the strictest confidentiality and secrecy and is not available to others without the expenditure of substantial time, effort and money.  Sellers acknowledge that Buyer and PPC would be irreparably damaged if PPC’s confidential knowledge were disclosed to or utilized on behalf of Sellers or any other person, firm, corporation or other business organization which engages in the design, research, development, manufacture, promotion, marketing, distribution and/or sale of products or services of the type designed, developed, manufactured, promoted, marketed, provided, distributed and/or sold by PPC or products or services which compete with such products,  and Sellers jointly and severally covenant and agree that they shall not at any time, and shall ensure that their respective affiliates, associates (as the terms “affiliate” and “associate” are defined by the rules and regulations promulgated under the Securities Act ) or any other person whose behavior can be controlled by Seller (a “Controlled Person”) shall not at any time, without the prior written consent of Buyer, disclose or use any such confidential information.  For purposes of this Agreement, (i) a product or service “competes with” a product of PPC if such product can be substituted for any product or service, or any part thereof, designed, manufactured, promoted, marketed, provided, distributed and/or sold by PPC, and (ii) a business “engages in competition” with PPC if it designs, manufactures, promotes, markets, provides, distributes or sells any such product or service.

(b)           To further secure the interests of Buyer hereunder, Sellers jointly and severally covenant and agree that for a period of five (5) years from the Closing Date, neither Sellers nor any of their respective, affiliates, associates and Controlled Persons shall, directly or indirectly, engage in competition with, or directly or indirectly perform services (as employee, manager, consultant, independent contractor, advisor or otherwise) for any business, or own any equity interest in any enterprise (other than an aggregate of not more than one percent (1%) of the stock issued by any publicly held corporation) that engages in competition with PPC or any of its affiliates anywhere in North America.   In addition, during such period, neither Seller shall (and shall assure that none of their respective employees, affiliates, associates or Controlled Persons shall) directly or indirectly solicit, raid or entice, or otherwise induce any customer of PPC or any of its affiliates to cease doing business therewith or to do business with a competitor with respect to products or services that are competitive with the products or services of PPC or any of its affiliates.

(c)           To further secure the interests of Buyer, Sellers jointly and severally agree that for a period of five (5) years from the Closing Date, neither Seller shall (and shall assure that none of their respective, affiliates, associates or Controlled Persons shall), directly or indirectly, solicit for employment, offer employment to, or employ for its own account or the account of any other person, any person who is on the Closing Date or thereafter becomes an employee or consultant of PPC or any of its affiliates.

(d)           To further secure the interests of Buyer hereunder, Sellers jointly and severally agree that neither Seller shall (and shall assure that none of their respective, affiliates, associates or Controlled Persons shall) at any time disparage the business reputation, products or services of PPC or any of its affiliates.

(e)           Sellers agree that the provisions of this Section 6.5 are reasonable in scope and duration and necessary to protect the interests of Buyer in confidential information.  Sellers agree that, in addition to any other rights or remedies which Buyer may have, Buyer shall be entitled to injunctive and other equitable relief to prevent a breach of this Section 6.5 by Sellers, including a temporary restraining order or an injunction from any court of competent jurisdiction restraining any threatened or actual violation, and Sellers consent to the entry of such an order and injunctive relief and waive the making of a bond or undertaking as a condition for obtaining such relief.

6.6           Tax Matters.

(a)           Final Tax Returns. Within thirty (30) days of the Closing Date, the Buyers shall prepare, at Buyer’s sole cost and expense, all income tax returns to be filed for PPC’s tax year commencing on January 1, 2010 and ending on the Closing Date and provide the same to Sellers’ Agent for review and approval (collectively, the “Final Tax Returns”).  Notwithstanding anything herein to contrary, Buyer may not amend any of PPC’s tax returns filed or prepared prior to the Closing Date without the prior written consent of Sellers’ Agent.  Sellers covenant and agree that they shall remit immediately available funds equal to all taxes that are shown as due on such Final Tax Returns and Sellers and Buyer shall cause any distribution to be made to Sellers in an amount sufficient to satisfy any tax liability incurred by Sellers for the tax year commencing January 1, 2010 and ending as of the Closing Date.  The Final Tax Return for the period from January 1, 2010 through the Closing Date shall be prepared (i) using the "closing-of-the-books" method of allocation, wherein it would be presumed that the books of PPC would be closed as of the Closing Date and (ii) in accordance with Section 6.6(b) below.  If within forty-five (45) days after receiving a copy of the Final Tax Return for the tax year commencing January 1, 2010 and ending as of the Closing Date,  Sellers’ Agent does not object thereto or otherwise consents thereto, Buyer shall file such Final Tax Return with the appropriate Governmental Entity.  Buyer shall accept all reasonable comments of Sellers’ Agent made to such Final Tax Return.  Sellers shall have no responsibility to Buyer for any taxes imposed upon PPC for any time period prior to the Closing Date by reason of Buyer’s decision to cause PPC to file amended tax returns to increase or otherwise change the taxable income of PPC for any such periods.

(b)           Computation and Payment of Taxes.  Buyer will indemnify and hold Sellers harmless from and against, without duplication, any loss, claim, liability, expense or other damage attributable to all taxes (or the nonpayment thereof) of PPC for the period of time after the Closing Date and for all taxes included in the Final Working Capital Schedule.  Any other provision of this Agreement to the contrary notwithstanding, this Section 6.6 shall survive until the sixtieth (60th) day following expiration of the statute of limitations on collection of the applicable tax.

(c)             Tax Return Preparation.  Buyer, Sellers and Sellers’ Agent shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of any tax returns, and any audit, litigation or other proceeding with respect to taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such tax return, or any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer, the Sellers and Sellers’ Agent agree (i) to retain or cause to be retained all books and records with respect to tax matters pertinent to PPC relating to any tax period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Sellers’ Agent, any extensions thereof) of the respective tax periods, and to abide by all record retention agreements entered into with any tax authority, (ii) to provide to the other party, upon request, all books and records with respect to tax matters pertinent to PPC relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers’ Agent, any extensions thereof) of the respective periods, and (iii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any of the other parties so requests, the other parties shall allow such requesting party to take possession of such books and records.

6.7           Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer will file all necessary Tax returns and other documentation with respect to all such Taxes, fees and charges.  The expense of such filings shall be paid by Buyer.

6.8           S-3 Registration Statement; 10b5-1 Plan; Late Payments.

(a)           Buyer will use its best efforts to file with the Securities and Exchange Commission (the “SEC”) within thirty (30) days of Closing, a Form S-3 Registration Statement (the “Registration Statement”) to register the resale of the Buyer Shares issued to Sellers pursuant to this Agreement.  Buyer shall prepare and provide Sellers and their counsel an opportunity to review and provide comments to the Registration Statement before it is filed with the SEC.  Buyer will use its best efforts to ensure effectiveness of the Registration Statement within one hundred twenty (120) days from Closing.

(b)           If the Registration Statement contemplated herein has not been declared effective by the SEC before the date that is one hundred twenty (120) days after the Closing Date (the “Effectiveness Deadline”), Buyer will pay to Sellers on the Effectiveness Deadline the sum of $5,000 (a “Late Payment”). If the Registration Statement has not been declared effective before the one month anniversary of the Effectiveness Deadline, Buyer will pay to Sellers an additional Late Payment.  Thereafter, Buyer will make an additional Late Payment to Sellers on each subsequent monthly anniversary of the Effectiveness Deadline, if the Registration Statement has not been declared effective before such monthly anniversary of the Effectiveness Deadline.

(c)           Within three (3) days of written request by Sellers’ Agent (subject to the Registration Statement being declared effective by the SEC) (“Implementation Deadline”), the Buyer shall implement the Rule 10b5-1 Plan in the form attached hereto as Exhibit A the “Sellers’ 10b5-1 Plan”) to allow the Buyer Shares issued to Sellers pursuant to the terms of this Agreement to be sold on the open market as part of a regular selling program.  If the Sellers’ 10b5-1 Plan is not filed by the Implementation Deadline, the Buyer shall pay Sellers a Late Payment, except to the extent the 10b5-1 Plan was not filed at Sellers’ election.  Thereafter, the Buyer will make additional Late Payments to Sellers on each subsequent weekly (seven day week) anniversary of the Implementation Deadline, if the 10b5-1 Plan has not been implemented before such weekly anniversary of the Implementation Deadline.

(d)           The Buyer acknowledges and agrees that each Late Payment shall be made in immediately available funds to Sellers in accordance with the written directions provided by Sellers’ Agent.  If any payments are not paid within the prescribed time period, then interest shall accrue and be due and payable from Buyer on such amount from and including the due date through and including the date of payment at eight percent (8%) per annum.

6.9           Issuance of Additional Shares of Buyer Common Stock for Sellers’ Increased Income Tax Liability.

(a)           If the Internal Revenue Service or other state or local income tax authority implements changes to the income (or other) tax rates that would have the effect of increasing the tax liability of Sellers (on a retroactive basis) as a result of the transactions contemplated in this Agreement, then Buyer shall pay Sellers (in additional shares of Buyer common stock or cash) the difference between the estimated income tax liability of Sellers as of the Closing Date prior to change in tax rates and the new tax liability of Sellers as result of any tax rate change (the “Sellers’ Increased Tax Liability Payment”).  As soon as practicable after any such change in tax rates, Sellers’ Agent shall prepare and deliver to Buyer a written statement calculating (with reasonable detail) Sellers’ tax liability prior to any such tax rate change, Sellers’ tax liability as a result of the tax rate change and a calculation of Sellers’ Increased Tax Liability Payment (the “Increased Tax Liability Statement”).  Within three (3) days of receipt of the Increased Tax Liability Statement, Buyer shall deliver to Sellers’ Agent a written statement with any good faith objections thereto.  Unless Buyer objects within such period, Buyer shall be deemed to have accepted and agreed to the Increased Tax Liability Statement and the same shall be final and binding on the parties.  If Buyer objects then the Unrelated Accounting Firm shall resolve any such dispute, whose decision as to the issues in dispute shall be conclusive, final and binding upon Sellers and Buyer for purposes hereof.  The Unrelated Accounting Firm shall address only those issues in dispute.  Any payment due by Buyer hereunder shall be paid within ten (10) days after final determination.  If not paid within such time period, then interest shall accrue and be due and payable from Buyer on such amount from and including the due date through and including the date of payment at four percent (4%) per annum.  If Buyer elects to make payment in the form of additional shares of Buyer common stock, then the number of shares to be issued by Buyer shall be determined by dividing the amount of Sellers’ Increased Tax Liability Payment by the lesser of (i) $2.00, or (ii) the average closing price of Buyer’s common stock over the thirty (30) trading day period immediately prior to the date of final determination of the payment amount multiplied by 0.80.  Buyer acknowledges and agrees that all such shares issued to Sellers under this Section shall be included, upon the request of Sellers’ Agent, in the Registration Statement discussed above (as part of the original filing and effectiveness or by amendment  thereto).  In addition, on the request of Sellers’ Agent, Buyer will make best efforts to implement a Rule 10b5-1 plan substantially similar to the 10b5-1 Plan described above to allow such additional shares issued to Sellers to be sold on the open market as part of a regular selling program.  Buyer acknowledges that the provision regarding Late Payments shall be applicable to the additional shares issued under this Section.

(b)           Buyer will use its best efforts to file with the SEC within thirty (30) days after the issuance of the shares under Section 6.9(a), a Form S-3 Registration Statement to register the resale of all such shares issued to Sellers thereunder.  Buyer shall prepare and provide Sellers and their counsel an opportunity to review and provide comments to such registration statement before it is filed with the SEC.  Buyer will use its best efforts to ensure effectiveness of the Registration Statement within one hundred twenty (120) days from Closing.  If the registration statement contemplated herein has not been declared effective by the SEC before the date that is one hundred twenty (120) days after the issuance date, Buyer will pay to Sellers the a Late Payment. Thereafter, Buyer will make an additional Late Payment to Sellers on each subsequent monthly anniversary of the issuance date, if the registration statement has not been declared effective before such monthly anniversary of the issuance date.

6.10           Appointment as Director; PPC Employees Stock Options Pool.

(a)           Concurrently with the Closing, Buyer shall appoint Sellers’ Agent as the President and Chief Executive Officer of PPC.   Buyer and Buyer’s Board of Directors shall take the necessary corporate action to appoint Sellers’ Agent to Buyer’s Board of Directors and as Buyer’s President and the Chief Operating Officer as soon as practicable after the Closing, including, without limitation, to include in the notice of the 2010 annual meeting of Buyer’s shareholders a proposal (and as a appropriate proposal to be voted on by Buyer’s shareholders) recommending for approval an an amendment to Article II, Section 2.1 of the Buyer’s bylaws to increase the size of Buyer’s Board of Directors to create a vacancy that will be filled by the appointment of Sellers’ Agent.  Buyer shall provide Seller’s Agent with a copy of the proxy statement for the 2010 annual meeting of shareholders for review and shall accept reasonable comments from Seller’s Agent or his counsel prior to filing the same with the SEC or mailing to Buyer’s shareholders in advance of such meeting.

(b)           Within ten (10) days of the Closing Date, Buyer shall have taken appropriate corporate measures to make available 50,000 shares under the Buyer’s 2004 Employee Stock Option Plan which shall be reserved for issuance to certain of the current employees of PPC at the discretion of Sellers’ Agent after the Closing Date pursuant to the attached Schedule 6.10(b) of the Disclosure Schedules.

ARTICLE VII
CONDITIONS PRECEDENT

7.1           Conditions Precedent to Buyer’s Obligations.  The obligations of the Buyer under this Agreement are subject to the satisfaction at or prior to Closing of the following conditions:
(a)           Financing.  Buyer shall have closed on a $1,000,000 revolving line of credit and a $1,500,000 Term Note with RBS Citizens, N.A. as set its in their loan commitment letter dated January 20, 2010 concurrently with the consummation of the transactions hereunder.

(b)           Representations and Warranties.  The representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing Date; provided that representations and warranties containing materiality qualifiers shall be true in all respects on each such date.

(c)           Performance of Obligations of Sellers.  Sellers shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(d)           Certificate.  Sellers shall have furnished Buyer with a certificate to the effect that (i) all of the Sellers’ representations and warranties contained in this Agreement are in all material respects true and accurate as of the date when made, except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing Date, at and as of the Closing Date, as though such representations and warranties remain on the Closing Date, and that (ii) Sellers and PPC have performed and complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with by them and/or it prior to or on the Closing Date.

(e)           No Material Adverse Changes.  Since the date of this Agreement there shall have not occurred any material adverse change in the properties, assets, operations, business, condition (financial or otherwise), cash flow, working capital or prospects of PPC taken as a whole.

(f)           Other Certificates.  Sellers shall have furnished the Buyer with (i) a certificate of the New York Secretary of State dated as of a recent date as to the due incorporation and good standing of PPC; and (ii)  a franchise tax search from New York State and each state in which PPC conducts business, indicating that no taxes or tax returns are past due.

(g)           Delivery of Documents.  All documents required by this Agreement, including but not limited to the Financial Statements, to be delivered by Sellers to Buyer, by, at or prior to the Closing Date shall have been so delivered.

(h)           Employment Agreement.  Sellers’ Agent and Buyer shall have entered into the Employment Agreement in the form, the “Employment Agreement”, as set forth as Exhibit B.

(i)           Lease.  Bzdick Properties, LLC and PPC shall have entered into the Lease for the premises at 6 Framark Drive in the form of the Lease set forth as Exhibit C.

7.2           Conditions Precedent to Sellers' Obligations.  The obligations of Sellers under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing Date; provided that representations and warranties containing materiality qualifiers shall be true in all respects on each such date.

(b)           Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           Certificate.  Buyer shall have furnished Sellers with a certificate to the effect that (i) all of Buyer’s representations and warranties contained in this Agreement are in all material respects true and accurate as of the date when made, except for changes expressly contemplated by this Agreement and except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing Date, at and as of the Closing Date, as though such representations and warranties remain on the Closing Date, and that (ii) Buyer has performed and complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with by it prior to or on the Closing Date.

(d)           No Material Adverse Changes.  Since December 31, 2009 there shall have not occurred any Material Adverse Change in the properties, assets, operations, business, condition (financial or otherwise ), cash flow, working capital or prospects of PPC taken as a whole.

ARTICLE VIII
INDEMNIFICATION

8.1           Survival.  The representations and warranties in this Agreement  shall survive Closing until the two (2) year anniversary of Closing, at which time they shall terminate.   For purposes of the is Article VII, “Loss” or “Losses” means any and all judgments, losses, Liabilities, amounts paid in settlement, damages, fees, fines, penalties, deficiencies, costs and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

8.2           Indemnification by Sellers’ Agent.  From and after the Closing Date, for the applicable survival period set forth in Section 8.1, Sellers’ Agent shall indemnify, save and hold harmless Buyer, and their respective directors, officers and stockholders and Representatives, or any of them (collectively, “Buyer Indemnitees”) from and against any and all Losses asserted against, resulting to, imposed on, sustained, incurred or suffered by any of them based upon, arising out of, related to or otherwise in respect of any of the following (including any action, suit or proceeding based upon, arising out of, related to or otherwise in respect of any thereof):

(a)           the inaccuracy in or breach of any representation or warranty of Sellers contained in Article IV or any certificate delivered by Sellers to Buyer in connection with this Agreement;

(b)           any failure to perform or observe or any breach of any covenant or agreement made by Sellers in this Agreement or any other agreement delivered by Sellers; and

(c)           any pre-Closing taxes of PPC.

8.3           Indemnification by Buyer. From and after the Closing Date, for the applicable survival period set forth in Section 8.1, Buyer shall indemnify, save and hold harmless Sellers and their heirs (collectively, “Seller Indemnitees”) from and against any and all Losses asserted against, resulting to, imposed on, sustained, incurred or suffered by any them based upon, arising out of, related to or otherwise in respect of any of the following (including any action, suit or proceeding based upon, arising out of, related to or otherwise in respect of any thereof):

(a)           the inaccuracy in or breach of any representation or warranty by Buyer contained in Article V or any certificate delivered by Buyer in connection with this Agreement; and

(b)           any failure to perform or observe or any breach of any covenant or agreement made by Buyer or any of their respective affiliates in this Agreement; and

(c)           any Losses resulting from or arising out of the post-Closing ownership of the PPC Shares or operation of PPC’s Business.

8.4           Limitations. Sellers’ Agent shall be required to indemnify and hold harmless pursuant to Section 8.2 with respect to Losses incurred by Buyer Indemnitees only to the extent the aggregate Losses exceed One Hundred Fifty Thousand Dollars ($150,000) (the “Basket”), whereupon the Sellers’ Agent shall be liable for all Losses in excess of the Basket; provided, that the maximum aggregate liability of the Sellers’ Agent to all Buyer Indemnitees taken together for all Losses pursuant to Section 8.2 shall not exceed an amount equal to Two Million Dollars ($2,000,000) (the “Indemnification Cap”).

8.5           Notice of Claims.

Except as provided in Section 8.6, if any Buyer Indemnitee or Sellers Indemnitee (an “Indemnified Party”) believes that it has suffered or incurred any Losses for which it is entitled to indemnification under this Article VIII, such Indemnified Party shall so notify the party from whom indemnification is being claimed (the “Indemnifying Party”) with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any claim is instituted by or against a third party with respect to which any Indemnified Party intends to claim indemnification under this Article VIII, such Indemnified Party shall promptly notify the Indemnifying Party of such claim. The notice provided by the Indemnified Party to the Indemnifying Party shall describe the claim (the “Asserted Liability”) in reasonable detail and shall indicate the amount (or an estimate) of the Losses that have been or may be suffered by the Indemnified Party. The failure of an Indemnified Party to give any notice required by this Section 8.5 shall not affect any of the Indemnified Party’s rights under this Article VIII or otherwise except and to the extent that such failure is prejudicial to the rights or obligations of the Indemnifying Party. Notwithstanding the foregoing, if prior to the stated expiration of any representation and warranty there shall have been given notice of an Asserted Liability by an Indemnified Party, such Indemnified Party shall continue to have the right to such indemnification with respect to such noticed claim notwithstanding such expiration.

8.6           Opportunity to Defend Third Party Claims.

(a)           Any Indemnifying Party will have the right to defend the Indemnified Party against any third party claim for which it is entitled to indemnification from such Indemnifying Party under this Article VIII with counsel reasonably satisfactory to the Indemnified Party so long as (i) any of the Indemnifying Parties notifies the Indemnified Party in writing within twenty (20) days after the Indemnified Party has given notice of the third party claim that all of the Indemnifying Parties will indemnify the Indemnified Party from and against the entirety of Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the third party claim, (ii) the Indemnifying Parties provide the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Parties will have the financial resources to defend against the third party claim and fulfill their indemnification obligations hereunder, (iii) the third party claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the third party claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Parties diligently conduct the defense of the third party claim.

Notwithstanding the foregoing, without the prior consent of the Indemnified Party, the Indemnifying Parties shall not settle or compromise any third party claim or consent to the entry of a judgment in connection therewith that: (i) does not provide for the claimant to give an unconditional release to the Indemnified Party in respect of the Asserted Liability; (ii) involves relief other than monetary damages; (iii) places restrictions or conditions on the operation of the business of the Indemnified Party or any of its Affiliates; or (iv) involves any finding or admission of criminal liability or of any Laws.

(b)           So long as the Indemnifying Party has undertaken to conduct the defense of the third party claim in accordance with Section 8.6(a), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnifying Party, and (iii) the Indemnifying Party shall keep the Indemnified Party reasonably informed as to the status of the claim for which it is providing a defense. Notwithstanding the foregoing or Section 8.6(a), in the event that (w) any of the conditions in Section 8.6(a)(i) is or becomes unsatisfied or; (x) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to defend such action within thirty (30) days after the Indemnifying Party notifies the Indemnified Party of its intent to defend against the Asserted Liability; (y) the Indemnified Party shall have reasonably concluded, based upon written advice of counsel, that it has defenses available to it that are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party with respect to such different defenses); or (z) representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding, then the Indemnified Party may defend against the third party claim in any manner it may deem appropriate and, the Indemnifying Parties will be responsible for the Indemnified Party’s costs of defending against the third party claim (including reasonable attorneys’ fees and expenses), and the Indemnifying Parties will remain responsible for the entirety of the Losses the Indemnified Party may suffer resulting from, arising out of or caused by the third party claim.

8.7         Exclusive Remedies. From and after Closing, the remedies contained in this Article VIII shall contain the sole and exclusive monetary remedies of Buyer with respect to any breach by Sellers of any representation, warranty, covenant or agreement contained herein; provided that nothing herein shall be construed to restrict or limit Buyer’s right to specific performance or injunctive relief to enforce the provisions of this Agreement.

ARTICLE IX
TERMINATION

9.1           Termination Events. Subject to Section 9.2, by notice given prior to or at the Closing, this Agreement may be terminated as follows:

(a)           by mutual consent of Buyer and Sellers;

(b)           by Buyer if a material breach of any provision of this Agreement has been committed by any Seller; or

(c)           by Sellers if a material breach of any provision of this Agreement has been committed by Buyer.

9.2           Effect of Termination.  Each party’s right of termination under Section 9.1 is in addition to any other right it may have under this Agreement  or otherwise, and the exercise of a party’s right of termination will not constitute an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, this Agreement will be of no further force or effect; provided, however, that (i) this Section 9.2 and Article X will survive the termination of this Agreement and will remain in full force and effect, and (ii) the termination of this Agreement will not relieve any party from any liability for any breach of this Agreement.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1           Amendment and Modification.  This Agreement may be amended, modified and supplemented with respect to any of the terms contained herein by mutual consent of Sellers’ Agent and Buyer, by an appropriate written instrument executed at any time prior to the Closing Date.
10.2           Waiver of Compliance.  Sellers and Buyer may, by an instrument in writing extend the time for or waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants, or waive any of the conditions to its obligations, contained herein. No such extension of time or waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.3           Knowledge.  For purposes of this Agreement and any agreements, schedules, exhibits, certificates other contracts delivered in connection herewith, the terms “Sellers’ Knowledge”, “Sellers’ knowledge” or “knowledge of the Sellers” shall mean the actual knowledge of Robert B. Bzdick without independent investigation.

10.4           Assignment.  This Agreement and all of the provisions hereof shall be binding upon an inure to the benefit of the parties hereto and its respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Buyer may assign its rights and obligations hereunder to an affiliate.

10.5           Specific Performance.  Each party hereto acknowledges and agrees that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions, without the need to post bond, to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or United States court of competent jurisdiction sitting in the State of New York, in addition to any other remedy to which they may be entitled at law or equity.

10.6           No Third-Party Beneficiaries.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby, except as specifically contemplated by this Agreement.

10.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

10.8           Jurisdiction.  Each of the parties hereby irrevocably (i) submits, in any legal proceeding relating to this Agreement, to the exclusive jurisdiction of any state or United States court of competent jurisdiction sitting in the State of New York, Monroe County, and agrees to suit being brought in any such court, (ii) agrees to service of process in any such legal proceeding by mailing of copies thereof (by registered or certified mail, if practicable) postage prepaid at the addresses set forth below, and (iii) agrees that nothing contained herein shall affect the parties right to effect service of process in any other manner permitted by law.

10.9           Notices.  Each notice and other communication given hereunder will be in writing and will be deemed given when delivered personally, sent by telecopier (receipt of which is confirmed), or mailed, freight prepaid, by internationally recognized overnight courier (with receipt confirmed) to the party for which it is intended at the following address (or at such other address for a party as is specified by like notice):

if to the Buyer, to:

Mr. Patrick White, CEO
Document Security Systems
28 East Main Street, Suite 1525
Rochester, New York 14614
Facsimile:

with a copy to:

Ronald J. Axelrod & Associates, P.C.
300 Linden Oaks, Suite 220
Rochester, New York 14625
Attn: Ronald J. Axelrod, Esq.
Facsimile:

if to Sellers or Sellers’ Agent, to:

Mr. Robert B. Bzdick
Premier Packaging Corporation
6 Framark Drive
Victor, New York 14564
Facsimile:

with a copy to:

Harter, Secrest & Emery
1600Bausch & Lomb Place
Rochester, New York  14604
Attn: William L. Kreienberg, Esq.
Facsimile: (585) 232-2152

10.10                      Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.11                      Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Facsimile signatures shall be deemed original purposes hereunder.

10.12                      Entire Agreement.  This Agreement including the Exhibits and Disclsoure Schedules hereto and other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements,  whether oral or written.

10.13                      Mutual Agreement.  This Agreement embodies the arm’s-length negotiation and mutual agreement among the parties hereto and shall not be construed against any party as having been drafted by it.

10.14                      Severability.  If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances provided the economic or legal substance of the transactions contemplated hereby is not effected in a manner adverse to any party hereto.  In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the application law of such jurisdiction as it shall then appear.

10.15                      Sellers’ Agent.  Sellers’ Agent is hereby appointed as agent, proxy, and attorney-in-fact for, and on behalf of, each Seller with regard to all purposes under this Agreement, including the Related Instruments, such that Sellers’ Agent shall have the full power and authority to consummate the Transaction on behalf of Sellers, perform all post-Closing matters related thereto, and do any and all things, and take any and all actions, that Sellers’ Agent, in Sellers’ Agent’s sole discretion, may consider necessary, proper, or convenient in connection with, or to carry out, the Transaction.  Without limiting the foregoing sentence, Sellers’ Agent is fully empowered and authorized to: (i) receive and disburse all payments, (ii) give and receive notices and other communications on behalf of all Sellers, and (iii) agree to, negotiate, enter into settlements, compromises, and any other resolutions of, demand arbitration of, and comply with court orders and arbitration awards with respect to indemnification and other claims by or against any Seller.  Sellers agree that the appointment of Sellers’ Agent is coupled with an interest and shall be irrevocable, except to the extent, if any, provided otherwise by any applicable Law.  Any decision, act, consent, waiver, or instruction of Sellers’ Agent relating to this Agreement, including the Related Instruments, or any matter arising thereunder or related thereto shall constitute a decision of all of the Sellers, jointly and severally, shall be final, binding, and conclusive upon each of them, and shall survive the death, incapacity, bankruptcy, dissolution, or liquidation of any Seller or the Sellers’ Agent.  Buyer and the other Indemnitees may rely upon any such decision, act, consent, waiver, or instruction of Sellers’ Agent as being the decision, consent, waiver, or instruction of each and every Seller.  Buyer and the other Indemnitees are hereby relieved from all liability to any Person for any acts done by them in accordance with any such decision, consent, waiver, or instruction of Sellers’ Agent.  Sellers shall, jointly and severally, indemnify, defend, and hold Sellers’ Agent harmless from any and all actions taken by Sellers’ Agent in good faith.

(signature page follows)

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

BUYER:
DOCUMENT SECURITY SYSTEMS, INC.

By:  /s/ Patrick White

Patrick White, CEO

SELLERS:
/s/ Robert B. Bzdick

Robert B. Bzdick

/s/ Joan T. Bzdick

Joan T. Bzdick

SELLERS’ AGENT:

/s/ Robert B. Bzdick

Robert B. Bzdick